UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 19, 2025
Date of Report (Date of earliest event reported)

DENTSPLY SIRONA Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-16211		39-1434669
(State or other jurisdiction of incorporation or organization)	(Commission File Number)		(I.R.S. Employer Identification No.)

13320 Ballantyne Corporate Place,	Charlotte	North Carolina	28277-3607
(Address of Principal Executive Offices)			(Zip Code)
(844) 848-0137
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	XRAY	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☐

Item 1.01 Entry into a Material Definitive Agreement

On March 19, 2025, DENTSPLY SIRONA Inc. (the “Company”) entered into a bridge loan agreement (the “Bridge Loan Agreement”) among the Company, the lenders from time to time party thereto, and Goldman Sachs Bank USA, as administrative agent, sole bookrunner and sole lead arranger, with respect to a 364-day $435 million term loan (the “Bridge Loan Facility”). The Company borrowed the entire amount of the Bridge Loan Facility at the closing. The Company intends to use the funds it has drawn under the Bridge Loan Facility to repay outstanding borrowings under its commercial paper program and for general corporate purposes.

Borrowings under the Bridge Loan Facility will bear interest at a fluctuating rate per annum equal to, at the Company’s option, (i) the forward-looking Secured Overnight Financing Rate (such borrowings, “Term Benchmark Loans”), or (ii) a base rate, plus, in each case, an applicable margin calculated based on the Company’s credit ratings from Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services at the time and, in the of case of Term Benchmark Loans, an adjustment of 10 basis points. In the event that the Bridge Loan Facility remains outstanding for more than 90, 180, or 270 days, the Company will be obligated to pay duration fees of 0.50%, 0.75% and 1.00%, respectively, of the principal amounts outstanding on such dates.

Borrowings under the Bridge Loan Facility, net of any prepayments, will become payable in full at maturity on March 18, 2026. There is no required amortization, and voluntary prepayments of borrowings under the Bridge Loan Facility are permissible without penalty, subject to certain conditions pertaining to minimum notice and minimum prepayment and reduction amounts as described in the Bridge Loan Agreement. Borrowings under the Bridge Loan Facility are subject to mandatory prepayment upon certain debt incurrences, equity issuances or asset sales.

The Bridge Loan Agreement contains covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the lenders, to engage in mergers, consolidations and asset sales, or to incur liens, and covenants that limit share repurchases and certain other restricted payments and the incurrence of further debt, without the approval of the lenders, in each case, as set forth in the Bridge Loan Agreement. The Bridge Loan Agreement also contains financial covenants that require the Company to maintain a leverage ratio and interest coverage ratio as per the levels prescribed in the Bridge Loan Agreement.

Upon the occurrence of certain financial or economic events, significant corporate events or certain other events constituting an event of default under the Bridge Loan Agreement, all loans outstanding under the Facility (including accrued interest and fees payable thereunder) may be declared immediately due and payable.

The foregoing description of the Bridge Loan Agreement and the Bridge Loan Facility does not purport to be complete and is qualified in its entirety by reference to the full and complete terms of the Bridge Loan Agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Certain of the lenders under the Bridge Loan Facility and/or their affiliates have, from time to time performed, and may in the future perform, various financial advisory and investment banking, commercial banking and other services for the Company and its affiliates, for which they received or will receive customary fees and expense reimbursement.

This Current Report on Form 8-K, including the exhibits hereto, is not an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of securities in any jurisdiction where such offer or sale is not permitted. No offer of securities shall be made in the United States absent registration under the Securities Act of 1933, as amended, or pursuant to an exemption from, or in a transaction not subject to, such registration requirements.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The information in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits:

10.1*	Bridge Loan Agreement, dated as of March 19, 2025, among Dentsply Sirona Inc., the lenders party thereto, Goldman Sachs Bank USA, as Administrative Agent and Goldman Sachs Bank USA, as Sole Bookrunner and Sole Lead Arranger
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 10.1)
* Certain schedules and attachments have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to provide, on a supplemental basis, a copy of any omitted schedules and attachments to the U.S. Securities and Exchange Commission or its staff upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DENTSPLY SIRONA Inc.

By:	/s/ Richard C. Rosenzweig
Richard C. Rosenzweig
Executive Vice President, Corporate Development,
General Counsel and Secretary

Date: March 19, 2025